Exhibit 99.01

Investor Contact:	Press Contact:
Frank Yoshino	Katherine Lane
Vice President, Finance	Director, Corporate Communications
+1 714 885-3697	+1 714 885-3828
frank.yoshino@emulex.com	katherine.lane@emulex.com
EMULEX ANNOUNCES FOURTH QUARTER FISCAL 2011 RESULTS
Net Revenues Grow 20 Percent Year-Over-Year, Totaling $123 Million
COSTA MESA, Calif., August 11, 2011 — Emulex Corporation (NYSE:ELX) today announced results for its fourth fiscal quarter ended July 3, 2011.
Fourth Quarter Financial Highlights
•	Total net revenues of $123.4 million, an increase of 20% year-over-year, and 10% sequentially
•	10Gb/s Ethernet (10GbE) products totaled more than 13% of net revenues
•	Host Server Product (HSP) net revenues were $97.2 million, or 79% of net revenues, an increase of 34% year-over-year, and 15% sequentially
•	Embedded Storage Product (ESP) net revenues were $26.1 million, or 21% of net revenues, a decrease of 14% year over year, and 4% sequentially
•	GAAP gross margins of 57% and non-GAAP gross margins of 65%
•	GAAP operating loss of $8.3 million, or 7% of total net revenues, and non-GAAP operating income of $12.3 million, or 10% of total net revenues
•	GAAP net loss of $15.7 million and non-GAAP net income of $14.4 million
•	GAAP loss per share of $0.18 and non-GAAP diluted earnings per share of $0.16
•	Cash, cash equivalents and investments at the end of the quarter were $183.4 million, a sequential increase of $0.5 million

FY’11 Q4 Earnings Results
August 11, 2011

Fiscal 2011 Financial Highlights
•	Total net revenues of $452.5 million, an increase of 13% year-over-year
•	HSP net revenues of $353.2 million, an increase of 22% year-over-year
•	ESP net revenues of $99.1 million, a decrease of 10% year-over-year
•	GAAP gross margins of 56% and non-GAAP gross margins of 64%
•	GAAP operating loss of $48.8 million, or 11% of total net revenues, and non- GAAP operating income of $44.4 million, or 10% of total net revenues
•	GAAP net loss of $83.6 million and non-GAAP net income of $47.0 million
•	GAAP loss per share of $0.97 and non-GAAP diluted earnings per share of $0.54
•	Completed acquisition and integration of ServerEngines Corporation
Fourth Quarter Business Highlights
•	Recognized as market leader in 10GbE LAN on Motherboard (LOM) revenues by Crehan Research and the Dell’Oro Group for the first quarter of 2011
•
Announced Original Equipment Manufacturer (OEM) sampling of the EmulexEngine™ (XE) 201 I/O controller, the industry’s first converged fabric controller that provides 16Gb/s Fibre Channel, Fibre Channel over Ethernet (FCoE), 10Gb/s Ethernet (10GbE) and 40Gb/s Ethernet (40GbE) connectivity in a single quad port ASIC

•	Announced two new Virtual Fabric Adapters based on Emulex’s next-generation OneConnect™ Universal Converged Network Adapter (UCNA) technology, for IBM BladeCenter systems
•	Announced a new FlexFabric Adapter mezzanine card, based on Emulex’s next-generation OneConnect UCNA technology, for HP Integrity server blades
•	Announced LightPulse® 8Gb/s Fibre Channel Host Bus Adapter (HBA) support for Cisco UCS C-Series servers and MDS Fibre Channel switches
•	Announced availability of next-generation OneConnect UCNAs for EMC Enterprise and Unified Storage Systems

FY’11 Q4 Earnings Results
August 11, 2011

•	Announced availability of the Pilot 3 integrated Baseboard Management Controllers (iBMC) and certification across Intel’s new S1200BT server lineup supporting the Intel Xeon processor E3-1200 family
•	Emulex OneConnect UCNAs and LightPulse Fibre Channel HBAs certified for new VMware vSphere 5 environments
•	Emulex named HP AllianceONE Converged Infrastructure Ecosystem Networking Partner of the Year
•	Emulex OneCommand™ Vision honored by the TechAmerica Orange County High-Tech Innovation Awards in the software category
•
Emulex OneConnect UCNAs named 2011 Network Infrastructure Product of the Year by Network Computing magazine and Connectivity Product of the Year by Storage Magazine, both for the second consecutive year

•	Network Products Guide named Emulex’s OneConnect UCNAs, OneSecure™ Encryption Solution and Management Mind Meld book winners of the 6th Annual 2011 Hot Companies and Best Products Awards
Financial Results
In the fourth quarter, total net revenues increased 10% sequentially and 20% from the comparable quarter of last year, reaching $123.4 million. The fourth quarter GAAP net loss was $15.7 million, or $0.18 per share, compared to a GAAP net loss of $18.6 million, or $0.21 per share reported, in Q3 of fiscal 2011, and a GAAP net loss of $2.5 million, or $0.03 per share, in Q4 of fiscal 2010. Non-GAAP net income for the fourth quarter was $14.4 million, or $0.16 per diluted share. Non-GAAP net income increased 54% sequentially from the $9.4 million reported in the third quarter, and increased 7% from $13.5 million in the comparable quarter of the last fiscal year. Reconciliations between GAAP and non-GAAP results are included in the accompanying financial data.

FY’11 Q4 Earnings Results
August 11, 2011

CEO Jim McCluney commented, “Exceeding the high-end of both our revenue and earnings guidance for the fourth quarter was an exceptional finish to a dynamic year for Emulex. During the year we completed the acquisition of Server Engines and began to monetize our R&D investments with the launch of our market-leading OneConnect UCNAs and LOMs across the leading server OEMs. Year-over-year, revenue growth in our Host Server Products continued to accelerate, coming in at approximately 34% for the quarter, led by 10GbE products, which more than tripled over last year,” McCluney continued.
“As we begin fiscal 2012, we have completed our planned site consolidations ahead of schedule, and we are positioned to not only continue to deliver strong top-line revenue growth, but also to achieve even stronger earnings growth as we move into the next server refresh cycle,” concluded McCluney.
Business Outlook
Although actual results may vary depending on a variety of factors, many of which are outside the Company’s control, including the timing of new server launches by our customers, Emulex is providing guidance for its first fiscal quarter ending October 2, 2011. For the first quarter of fiscal 2012, Emulex is forecasting total net revenues in the range of $114-$118 million. The Company expects non-GAAP earnings per diluted share could amount to $0.10-$0.12 in the first quarter. On a GAAP basis, Emulex expects a loss per share of $0.02-$0.04 in the first quarter. GAAP estimates for the first quarter reflect approximately $0.14 per diluted share in expected charges arising primarily from amortization of intangibles, stock-based compensation and expenses related to site closures.
About Emulex
Emulex, the leader in converged networking solutions, provides enterprise-class connectivity for servers, networks and storage devices within the data center. The Company’s product portfolio of Fibre Channel host bus adapters, network interface cards, converged network adapters, controllers, embedded bridges and switches, and connectivity management software are proven, tested and trusted by the world’s largest and most demanding IT environments. Emulex solutions are used and offered by the industry’s leading server and storage OEMs including, Cisco, Dell, EMC, Fujitsu, Hitachi, Hitachi Data Systems, HP, Huawei, IBM, NEC, NetApp and Oracle. Emulex is headquartered in Costa Mesa, Calif., and has offices and research facilities in North America, Asia and Europe. Emulex is listed on the New York Stock Exchange (NYSE:ELX). News releases and other information about Emulex is available at www.Emulex.com.

FY’11 Q4 Earnings Results
August 11, 2011

Note Regarding Non-GAAP Financial Information
To supplement the condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we have included the following non-GAAP financial measures in this press release or in the webcast to discuss our financial results for the fourth fiscal quarter which may be accessed via our website at www.emulex.com: (i) non-GAAP gross margin, (ii) non-GAAP operating expenses, (iii) non-GAAP operating income, (iv) non-GAAP net income, and (v) non-GAAP diluted earnings per share. These non-GAAP financial measures exclude certain expenses and reflect an additional way of viewing aspects of our operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our results of operations and the factors and trends affecting our business. However, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. We use our non-GAAP financial measures internally to better understand and evaluate our business, prepare annual budgets, and in measuring performance for some forms of compensation.
Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:
Stock-based compensation. Although stock-based compensation represents an important part of incentive compensation offered to our key employees, we believe that exclusion of the impact of stock-based compensation assists management and investors in evaluating the period over period performance of our business operations and in comparing our performance with those of our competitors. Stock-based compensation expense will recur in future periods.
Amortization of intangibles. Amortization of intangibles generally represents costs incurred by an acquired company or other third party to build value prior to our acquisition of the intangible assets. As such, it is effectively part of the transaction costs of the acquisition rather than ongoing costs of operating our core business. As a result, we believe that exclusion of these costs in presenting non-GAAP financial measures provides management and investors a more effective means of evaluating its historical performance and projected costs and the potential for realizing cost efficiencies within our core business. Amortization of intangibles will recur in future periods.
Site closure related expenses. We have recognized expenses related to closure and consolidation of certain facilities. We believe that exclusion of these expenses is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis and relative to our competitors. In this regard, we note that expenses of this type are infrequent in nature.

FY’11 Q4 Earnings Results
August 11, 2011

Mark-up to fair value of inventory acquired in the ServerEngines acquisition and subsequently sold. At the time of an acquisition, the inventory of the acquired company is recorded at fair value and subsequently expensed as sold. We believe that the mark-up on acquired inventory does not constitute part of our core business because it generally represents costs incurred by the acquired company prior to acquisition and as such they are effectively part of transaction costs rather than ongoing costs of operating our core business. In this regard, we note that once the acquired inventory is consumed the mark-up will not be replaced with cash costs and therefore, the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time.
Impairment of in-process research and development. We believe that the exclusion of charges relating to the impairment of in-process research and development is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis and relative to our competitors. In this regard, we note that charges of this nature are infrequent and are unrelated to our core business.
Severance and associated costs. We have incurred severance and certain related costs in connection with the change in employment status of certain employees, including terminations resulting from elimination of certain positions. We believe that the exclusion of such severance and related costs from the relevant non-GAAP financial measures enables management and investors to more effectively evaluate historical performance and projected costs. While severance and associated costs are generally infrequent in nature, we may incur severance or associated costs in response to changing economic conditions or in connection with acquisitions.
Broadcom’s unsolicited takeover proposal and related litigation costs. We believe that exclusion of charges related to Broadcom’s unsolicited takeover proposal and related litigation costs is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis and relative to our competitors. We believe such costs are generally unrelated to our core business and/or infrequent in nature.
Other income associated with strategic investments. We have recognized other income in connection with certain strategic investments. We believe that exclusion of this other income is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis and relative to our competitors. In this regard, we note that income of this type is infrequent in nature.
Impairment of a strategic investment. With respect to the exclusion of charges relating to the impairment of a strategic investment, we believe these types of charges are infrequent in nature and that they do not accurately reflect the ongoing costs of operation of our core business. As a result, we believe that the exclusion of such charges gives management and investors a more effective means of evaluating its historical performance and projected costs. In this regard, we note that charges of this nature are infrequent and are unrelated to our core business.
Fair value adjustments on assets. We have recognized a fair value adjustment in connection with a loan made to ServerEngines prior to the acquisition. We believe that exclusion of this adjustment is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis and relative to our competitors. In this regard, we note that adjustments of this type are infrequent in nature.

FY’11 Q4 Earnings Results
August 11, 2011

Tax impact associated with the option exchange. During the first quarter of fiscal 2010 we completed a shareholder approved exchange of options for restricted stock which resulted in a tax benefit. We believe the exclusion of the tax benefit related to this option exchange is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis and relative to our competitors. In this regard, we note that charges of this type are infrequent in nature.
Tax impact associated with globalization initiatives. We believe eliminating the discrete tax impact associated with the Company’s recent globalization initiatives, including platform contribution transactions (PCT) between one of our U.S. entities and a foreign subsidiary to license certain product technology, including the recently acquired ServerEngines technology, is useful to management and investors in evaluating the performance of the Company’s ongoing operations on a period-to-period basis and relative to the Company’s competitors. In this regard, we note that adjustments of this type are generally infrequent in nature.
Timing difference due to using an actual interim effective tax rate versus an annualized effective tax rate. Normally we use an annualized effective tax rate for fiscal year 2010 we used an actual interim effective tax rate instead of an annualized effective tax rate in calculating GAAP net income, we believe that eliminating the tax impact associated with this timing difference is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis and relative to our competitors. In this regard, we note that a similar adjustment may recur in future periods when the use of an annualized effective tax rate would be distortive.
Valuation allowance for California and Massachusetts deferred tax assets. As a result of the Company’s current geographical mix of its business, the Company has concluded that it is more likely than not that we will be unable to fully utilize our deferred tax assets related to the states of California and Massachusetts. As a result, the Company has recorded a full valuation allowance against those assets. We believe that eliminating the impact of a discrete adjustment of this nature is useful to management and investors in evaluating the performance of the Company’s ongoing operations on a period-to-period basis and relative to the Company’s competitors. In this regard, we note that adjustments of this type are generally infrequent in nature.
“Safe Harbor’’ Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above, including, without limitation, those contained in the discussion of “Business Outlook” above, and the reconciliation of forward-looking diluted earnings per share below, contain forward-looking statements that involve risk and uncertainties. We expressly disclaim any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. We wish to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. The fact that the economy generally, and the technology and storage segments specifically, have been in a state of uncertainty makes it difficult to determine if past experience is a good guide to the future and makes it impossible to determine if markets will grow or shrink in the short term. Disruptions in world credit and equity markets and the related economic uncertainty for our customers and the storage networking market as a whole has and could continue to adversely affect our revenues and results of operations. Furthermore, the effect of any actual or potential unsolicited offers to acquire us may have an adverse effect on our operations. As a result of this uncertainty, we are unable to predict with any accuracy what future results might be. Other factors affecting these forward-looking statements include, but are not limited to, the following: faster than anticipated decline in the storage networking market, slower than expected growth of the storage networking market or the failure of our Original Equipment Manufacturer (OEM) customers to

FY’11 Q4 Earnings Results
August 11, 2011

successfully incorporate our products into their systems; our dependence on a limited number of customers and the effects of the loss of, or decrease or delays in orders by any such customers, or the failure of such customers to make timely payments; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of our or our OEM customers’ new or enhanced products; costs associated with entry into new areas of the storage technology market; the variability in the level of our backlog and the variable and seasonal procurement patterns of our customers; any inadequacy of our intellectual property protection and the costs of actual or potential third-party claims of infringement and any related indemnity obligations or adverse judgments; impairment charges, including but not limited to goodwill, intangible assets and equity investments recorded under the cost method; changes in tax rates or legislation; the effect of acquisitions; the effects of terrorist activities, natural disasters, such as the earthquake and resulting tsunami off the coast of Japan in March 2011, and any resulting disruption in our supply chain or customer purchasing patterns or any other resulting economic or political instability; the highly competitive nature of the markets for our products as well as pricing pressures that may result from such competitive conditions; the effects of changes in our business model to separately charge for software; the effect of rapid migration of customers towards newer, lower cost product platforms; possible transitions from board or box level to application specific integrated circuit (ASIC) solutions for selected applications; a shift in unit product mix from higher-end to lower-end or mezzanine card products; a faster than anticipated decrease in the average unit selling prices or an increase in the manufactured cost of our products; delays in product development; our reliance on third-party suppliers and subcontractors for components and assembly; our ability to attract and retain key technical personnel; our ability to benefit from research and development activities; our dependence on international sales and internationally produced products; changes in accounting standards; and the potential effects of global warming and any resulting regulatory changes on our business. These and other factors could cause actual results to differ materially from those in the forward-looking statements and are discussed in our filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K and 10-Q, under the caption “Risk Factors.”
This news release refers to various products and companies by their trade names. In most, if not all, cases these designations are claimed as trademarks or registered trademarks by their respective companies.

FY’11 Q4 Earnings Results
August 11, 2011

EMULEX CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended		Year Ended
	July 3,	June 27,	July 3,	June 27,
	2011	2010	2011	2010
Net revenues	$123,366	$103,129	$452,543	$399,150

Cost of sales:
Cost of goods sold	43,976	35,021	167,280	133,554
Amortization of core and developed technology intangible assets	8,573	4,726	33,127	18,904

Cost of sales	52,549	39,747	200,407	152,458

Gross profit	70,817	63,382	252,136	246,692

Operating expenses:
Engineering and development	48,253	32,433	170,845	126,850
Selling and marketing	16,353	14,139	58,635	56,554
General and administrative	12,745	14,180	56,133	50,454
In-process research and development impairment	—	—	6,000	—
Amortization of other intangible assets	1,763	1,698	9,334	6,792

Total operating expenses	79,114	62,450	300,947	240,650

Operating income (loss)	(8,297)	932	(48,811)	6,042

Nonoperating income (loss):
Interest income	35	73	96	286
Interest expense	(1)	(2)	(373)	(7)
Other income (expense), net	(276)	91	(9,759)	23

Total nonoperating income (loss)	(242)	162	(10,036)	302

Income (loss) before income taxes	(8,539)	1,094	(58,847)	6,344

Income tax provision (benefit)	7,155	3,563	24,763	(17,276)

Net income (loss)	$(15,694)	$(2,469)	$(83,610)	$23,620

Net income (loss) per share:
Basic	$(0.18)	$(0.03)	$(0.97)	$0.29

Diluted	$(0.18)	$(0.03)	$(0.97)	$0.29

Number of shares used in per share computations:
Basic	87,773	80,501	86,038	80,097

Diluted	87,773	80,501	86,038	81,282

FY’11 Q4 Earnings Results
August 11, 2011

EMULEX CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	July 3,	June 27,
	2011	2010
Assets

Current assets:
Cash and cash equivalents	$131,160	$248,813
Investments	37,025	45,990
Accounts receivable, net	74,147	57,812
Inventories	20,508	13,465
Prepaid income taxes	12,709	17,563
Prepaid expenses and other current assets	9,684	14,466
Deferred income taxes	16,919	19,442

Total current assets	302,152	417,551

Property and equipment, net	64,095	63,482
Intangible assets, net	312,892	138,332
Investments	15,165	—
Deferred income taxes	—	27,658
Other assets	8,535	42,427

	$702,839	$689,450

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$29,043	$31,377
Accrued liabilities	42,199	29,053

Total current liabilities	71,242	60,430

Other liabilities	3,344	4,287
Deferred income taxes	11,362	—
Accrued taxes	28,200	33,551

Total liabilities	114,148	98,268

Total stockholders’ equity	588,691	591,182

	$702,839	$689,450

FY’11 Q4 Earnings Results
August 11, 2011

EMULEX CORPORATION AND SUBSIDIARIES
Supplemental Information
Historical Net Revenues by Channel and Territory:

	Q4 FY		Q4 FY
	2011	% Total	2010	% Total
($000s)	Revenues	Revenues	Revenues	Revenues	% Change

Revenues from OEM customers	$108,199	88%	$85,624	83%	26%
Revenues from distribution	15,160	12%	17,467	17%	-13%
Other	7	nm	38	nm	nm

Total net revenues	$123,366	100%	$103,129	100%	20%

Asia-Pacific	$66,571	54%	$38,250	37%	74%
United States	36,719	30%	34,839	34%	5%
Europe, Middle East and Africa	19,766	16%	28,361	27%	-30%
Rest of world	310	nm	1,679	2%	nm

Total net revenues	$123,366	100%	$103,129	100%	20%

nm — not meaningful
Summary of Stock-Based Compensation:

	Three Months Ended		Year Ended
	July 3,	June 27,	July 3,	June 27,
($000s)	2011	2010	2011	2010

Cost of sales	$368	$329	$1,687	$1,278
Engineering and development	3,334	1,877	16,074	7,292
Selling and marketing	1,468	1,402	5,052	3,995
General and administrative	2,699	1,296	16,447	5,549

Total stock-based compensation	$7,869	$4,904	$39,260	$18,114

Reconciliation of GAAP Gross Margin to Non-GAAP Gross Margin:

	Three Months Ended		Year Ended
	July 3,	June 27,	July 3,	June 27,
	2011	2010	2011	2010

GAAP gross margin	57.4%	61.5%	55.7%	61.8%

Items excluded from GAAP gross margin to calculate non-GAAP gross margin:
Stock-based compensation	0.3%	0.3%	0.4%	0.3%
Amortization of intangibles	6.9%	4.6%	7.3%	4.8%
Site closure related expenses	0.2%	—	0.1%	—
Additional cost on sell through of stepped up inventory	—	—	0.0%	—

Non-GAAP gross margin	64.80%	66.4%	63.5%	66.9%

FY’11 Q4 Earnings Results
August 11, 2011

Reconciliation of GAAP Operating Expenses to Non-GAAP Operating Expenses:

	Three Months Ended		Year Ended
	July 3,	June 27,	July 3,	June 27,
($000s)	2011	2010	2011	2010

GAAP operating expenses, as presented above	$79,114	$62,450	$300,947	$240,650

Items excluded from GAAP operating expenses to calculate non-GAAP operating expenses:
Stock-based compensation	(7,501)	(4,575)	(37,573)	(16,836)
Amortization of other intangibles	(1,763)	(1,698)	(9,334)	(6,792)
Site closure related expenses	(2,158)	—	(2,810)	—
Impairment of in-process research and development	—	—	(6,000)	—
Severance and associated costs	—	—	—	(964)
Net charge associated with Broadcom’s unsolicited takeover proposal and related litigation costs	—	(1,806)	(2,176)	(7,900)

Impact on operating expenses	(11,422)	(8,079)	(57,893)	(32,492)

Non-GAAP operating expenses	$67,692	$54,371	$243,054	$208,158

FY’11 Q4 Earnings Results
August 11, 2011

Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Operating Income:

	Three Months Ended		Year Ended
	July 3,	June 27,	July 3,	June 27,
($000s)	2011	2010	2011	2010
GAAP operating income (loss) as presented above	$(8,297)	$932	$(48,811)	$6,042

Items excluded from GAAP operating income (loss) to calculate non-GAAP operating income:
Stock-based compensation	7,869	4,904	39,260	18,114
Amortization of intangibles	10,336	6,424	42,461	25,696
Site closure related expenses	2,356	—	3,064	—
Additional cost on sell through of stepped up inventory	—	—	292	—
Impairment of in-process research and development	—	—	6,000	—
Severance and associated costs	—	—	—	964
Net charge associated with Broadcom’s unsolicited takeover proposal and related litigation costs	—	1,806	2,176	7,900

Impact on operating income (loss)	20,561	13,134	93,253	52,674

Non-GAAP operating income	$12,264	$14,066	$44,442	$58,716

FY’11 Q4 Earnings Results
August 11, 2011

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income:

	Three Months Ended		Year Ended
	July 3,	June 27,	July 3,	June 27,
($000s)	2011	2010	2011	2010

GAAP net income (loss) as presented above	$(15,694)	$(2,469)	$(83,610)	$23,620

Items excluded from GAAP net income (loss) to calculate non-GAAP net income:
Stock-based compensation	7,869	4,904	39,260	18,114
Amortization of intangibles	10,336	6,424	42,461	25,696
Site closure related expenses	2,356	—	3,064	—
Additional cost on sell through of stepped up inventory	—	—	292	—
Impairment of in-process research and development	—	—	6,000	—
Severance and associated costs	—	—	—	964
Net charge associated with Broadcom’s unsolicited takeover proposal and related litigation costs	—	1,806	2,176	7,900
Other income associated with strategic investments	—	(160)	—	(160)
Impairment of a strategic investment	—	—	9,184	—
Fair value adjustments on assets	—	—	353	—
Income tax effect of above items	(4,127)	(4,932)	(22,440)	(19,586)
Tax impact associated with the option exchange	—	—	—	(3,982)
Tax impact associated with globalization initiatives	101	6,475	36,701	6,475
Timing difference due to using an actual interim effective tax rate versus an annualized effective tax rate	—	1,415	—	—

Valuation allowance For California and Massachusetts deferred tax Assets	13,531	—	13,531	—

Impact on net income (loss)	30,066	15,932	130,582	35,421

Non-GAAP net income	$14,372	$13,463	$46,972	$59,041

FY’11 Q4 Earnings Results
August 11, 2011

Reconciliation of GAAP Diluted Earnings (Loss) Per Share to Non-GAAP Diluted Earnings Per Share:

	Three Months Ended		Year Ended
	July 3,	June 27,	July 3,	June 27,
(shares in 000s)	2011	2010	2011	2010

GAAP diluted earnings (loss) per share as presented above	$(0.18)	$(0.03)	$(0.97)	$0.29

Items excluded from diluted GAAP earnings (loss) per share to calculate diluted non-GAAP earnings per share, net of tax effect:
Stock-based compensation	0.09	0.03	0.41	0.14
Amortization of intangibles	0.09	0.05	0.32	0.19
Site closure related expenses	0.01	—	0.02	—
Additional cost on sell through of stepped up inventory	—	—	0.01	—
Impairment of in-process research and development	—	—	0.06	—
Severance and associated costs	—	0.00	—	0.01
Net charge associated with Broadcom’s unsolicited takeover proposal and related litigation costs	—	0.01	0.02	0.06
Other income associated with strategic investments	—	(0.00)	—	(0.00)
Impairment of a strategic investment	—	—	0.10	—
Fair value adjustments on assets	—	—	0.00	—
Tax impact associated with the option exchange	—	—	—	(0.05)
U.S. tax impact associated with globalization initiatives	0.00	0.08	0.42	0.08
Timing difference due to using an actual interim effective tax rate versus an annualized effective tax rate	—	0.02	—	—

Valuation Allowance For California and Massachusetts Deferred tax Assets	0.15	—	0.15	—

Impact on diluted earnings per share	0.34	0.19	1.51	0.43

Non-GAAP diluted earnings per share	$0.16	$0.16	$0.54	$0.72

Diluted shares used in non-GAAP per share computations	89,479	81,914	87,133	81,282

FY’11 Q4 Earnings Results
August 11, 2011

Forward-Looking Diluted Earnings per Share Reconciliation:

Guidance for
Three Months Ending
October 2, 2011

Non-GAAP diluted earnings per share guidance	$0.10 - $0.12

Items excluded, net of tax, from non-GAAP diluted earnings per share to calculate GAAP diluted earnings (loss) per share guidance:
Stock-based compensation	0.06
Amortization of intangibles	0.07
Site closure related expenses	0.01

GAAP loss per share guidance	$(0.02) - $(0.04)